As filed with the Securities and Exchange Commission on August 11, 2011
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________
FORM S-8
Registration Statement
under the Securities Act of 1933
___________
ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2704017 (I.R.S. Employer Identification No.)
300 Tower Parkway Lincolnshire, Illinois 60069 (Address, including zip code of registrant’s principal executive office)
__________________________
2011 AMENDED AND RESTATED
ACCO BRANDS CORPORATION INCENTIVE PLAN
(Full title of the plan)
_______________
Steven Rubin, Esq.
Senior Vice President, General Counsel and Secretary
ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, Illinois  60069
(847) 484-4800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-Accelerated filer	☐	Smaller reporting company	☐
_______________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $.01 per share (including the associated Preferred Share Purchase Rights)(1)	5,265,000 shares	$7.49	$39,434,850.00	$4,578.39

(1)	The Preferred Share Purchase Rights are attached to and trade with the Common Stock. The value, if any, attributed to such rights is reflected in the market price of the Common Stock.
(2)
There are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein, and such indeterminate amount of plan interests.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low trading prices ($7.82 and $7.16, respectively) of the Common Stock on August 5, 2011, as reported on the New York Stock Exchange.

Explanatory Note

This Registration Statement relates to the registration of 5,265,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of ACCO Brands Corporation (the “Registrant”) reserved for issuance under the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan (the “2011 Plan”), which is an amendment and restatement of the Amended and Restated ACCO Brands Corporation 2005 Incentive Plan, as amended (the “2005 Plan”, and together with the 2011 Plan, the “Plan”).  This Registration Statement also covers the preferred stock purchase rights that are attached to and trade with the Common Stock.

In accordance with General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 (File No. 333-127631) filed by the Registrant on August 17, 2005 relating to the registration of 8,421,110 shares of Common Stock (of which 4,200,000 shares relate to issuances under the Plan), the contents of the Registration Statement on Form S-8 (File No. 333-136662) filed by the Registrant on August 16, 2006 relating to the registration of an additional 378,000 shares of Common Stock (all of which shares relate to issuances under the Plan) and the contents of the Registration Statement on Form S-8 (File No. 333-153157) filed by the Registrant on August 22, 2008 relating to the registration of an additional 2,125,000 shares of Common Stock (all of which shares relate to issuances under the Plan) are incorporated herein by reference as modified and supplemented by Items 3, 8 and 9 of Part II below.

The information required by Part I of Form S-8 has been omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.  The documents containing the information required by Part I have been or will be sent or given to those persons who participate in the Plan.

Part II
Information Required in the Registration Statement

 Item 3.  Incorporation of Documents by Reference.

The following documents filed by Registrant with the Securities and Exchange Commission (the “SEC”) are specifically incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-K for the year ended December 31, 2010 (file no. 001-08454);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (file no. 001-08454);

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (file no. 001-08454);

•
Current reports on Form 8-K filed with the SEC on February 25, 2011, March 23, 2011, May 20, 2011, June 3, 2011, June 6, 2011 and June 14, 2011 (except for the information furnished pursuant to Item 7.01 therein) (file no. 001-08454); and

•
the description of Registrant’s Common Stock, par value $.01 per share, and of the associated preferred share purchase rights, as set forth under the caption entitled “Description of the Capital Stock of ACCO Brands Corporation” in the Registration Statement on Form S-4, as amended (File No. 333-124946) of the Registrant.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on May 19, 2008).
4.2	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the SEC on August 17, 2005).
4.3	Bylaws of the Registrant as amended through December 18, 2008 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on December 24, 2008).
4.4
Rights Agreement dated as of August 16, 2005 by and between Registrant and Wells Fargo Bank, National Association, as rights agent (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the SEC on August 17, 2005).

5	Opinion of Vedder Price P.C.
23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP).
23.2	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).
23.3	Consent of Vedder Price P.C. (included in Exhibit 5 to the Registration Statement).
24	Power of Attorney.
99.1	2011 Amended and Restated ACCO Brands Corporation Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the SEC on May 20, 2011).

Item 9. Undertakings.

Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois on this 9th day of August, 2011.

ACCO BRANDS CORPORATION By: /s/ Steven Rubin Steven Rubin Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of August, 2011.

Signature	Title
/s/ Robert J. Keller* Robert J. Keller	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ Neal V. Fenwick* Neal V. Fenwick	Executive Vice President and Chief Financial Officer (principal financial officer)
/s/ Thomas P. O’Neill, Jr.* Thomas P. O’Neill, Jr.	Senior Vice President, Finance and Accounting (principal accounting officer)
/s/ George V. Bayly* George V. Bayly	Director
/s/ Kathleen S. Dvorak* Kathleen S. Dvorak	Director
/s/ G. Thomas Hargrove* G. Thomas Hargrove	Director
/s/ Robert H. Jenkins* Robert H. Jenkins	Director
/s/ Thomas Kroeger* Thomas Kroeger	Director
/s/ Michael Norkus* Michael Norkus	Director

Signature	Title
/s/ Sheila G. Talton* Sheila G. Talton	Director
/s/ Norman H. Wesley* Norman H. Wesley	Director
*By:/s/ Steven Rubin Steven Rubin, Attorney-in-Fact**
**By authority of the power of attorney filed herewith.

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on May 19, 2008).
4.2	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the SEC on August 17, 2005).
4.3	Bylaws of the Registrant as amended through December 18, 2008 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on December 24, 2008).
4.4
Rights Agreement dated as of August 16, 2005 by and between Registrant and Wells Fargo Bank, National Association, as rights agent (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the SEC on August 17, 2005).

5	Opinion of Vedder Price P.C.
23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP).
23.2	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).
23.3	Consent of Vedder Price P.C. (included in Exhibit 5 to the Registration Statement).
24	Power of Attorney.
99.1	2011 Amended and Restated ACCO Brands Corporation Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the SEC on May 20, 2011).